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                                    EXHIBIT 10.15

                                   ESCROW AGREEMENT


     THIS ESCROW AGREEMENT ("Agreement") is made as of November ___, 1998, between Dakota Growers Pasta Company, a cooperative association organized under the laws of the State of North Dakota ("Cooperative"), and Bremer Bank N.A., Carrington, North Dakota, as escrow agent ("Escrow Agent").

                                  R E C I T A L S :

     The Cooperative proposes to issue up to 3,333,430 shares of its equity stock at a price of $7.50 per share and up to 500 shares of its membership stock at a price of $125.00 per share. An additional 345,570 shares of equity stock will be offered for sale by selling stockholders.

     The equity stock will be offered in three pools. In Pool One, current members will have the right to purchase shares of equity stock on a 1:2 basis. Any shares not sold in Pool One will be classified as Pool Two shares and will be available for purchase in unlimited amounts by current members. Any Pool Two shares not sold (except for unsold shares of selling stockholders) will be classified as Pool Three shares and will be available for purchase by prospective new members at a price of $11.00 per share. Each new member must purchase one share of membership stock.

     The shares offered by the selling stockholders will be sold in Pools One and Two and on a pro rata basis with the shares offered by the Company until the Company has raised net proceeds of $14 million. When the Company has raised $14 million, the remaining unsold shares held by the selling stockholders will be given priority and sold on a "first out" basis.

     The Cooperative and the Escrow Agent desire to enter into an agreement providing for the escrow of subscription funds received for Pool One shares offered by the selling stockholders and all subscription funds received for Pool Two and Pool Three shares, on the terms and for the consideration set forth in this Agreement.

                                 A G R E E M E N T :

     The parties, intending to be legally bound agree as follows:

     1. All funds received on or after the date hereof by the Cooperative with respect to subscriptions for Pool One shares offered by the selling stockholders (but not the Cooperative) and for all Pool Two and Pool Three shares will be delivered by the first business day following receipt thereof to the Escrow Agent ("Escrow Funds"). The Escrow Funds for Pools One, Two, Three shares will be segregated and deposited in separate interest-bearing escrow accounts. All Escrow Funds shall remain the property of the subscribers and shall not be subject to any liens or charges by the Escrow Agent or judgments or creditor claims against the Cooperative.

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     2.   The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Funds pursuant to the terms and conditions hereunder.

     3. The Cooperative shall deliver to the Escrow Agent a copy of each subscription agreement related to Pool Two and Pool Three shares. Each subscription agreement will contain the name, address and amount paid and indicate the pool of shares subscribed for. In addition, the Cooperative will provide to the Escrow Agent the name and address of each selling stockholder.

     4. All Escrow Funds delivered to the Escrow Agent for deposit pursuant to this Agreement shall be invested at the option of the Cooperative in a savings account, certificate of deposit or money market deposit account with the Escrow Agent until disbursement of the Escrow Funds as provided below.

     5. The escrow period with respect to Pool One and Pool Two shares shall terminate on the earlier of (a) the date on which final determination of the shares available for Pool Two has been determined and allocations to subscribers have been approved by the Cooperative; or (b) February 28, 1999. The escrow period for Pool One shares shall not terminate before February 23, 1999.

     6. The escrow period with respect to Pool Three shares shall terminate on the earlier of (a) the date on which final determination of the shares available for Pool Three has been determined and allocations to subscribers have been approved by the Cooperative; or (b) March 31, 1999.

     7. The Cooperative shall give notice to the Escrow Agent stating that the escrow period has terminated in accordance with Paragraph 5 or Paragraph 6, specifying the dollar amounts payable to the Cooperative and the selling stockholders and instructing delivery of the Escrow Funds. Upon receipt of the notice, the Escrow Agent shall pay the Cooperative its share of the Escrow Funds, together with any interest on all Escrow Funds, and pay the selling stockholders their share of the Escrow Funds, without interest thereon.

     8. If the dollar amount of Escrow Funds exceeds the number of shares available for purchase in Pool Two or Pool Three, the Cooperative shall give notice to the Escrow Agent within one business day following termination of the escrow period stating the dollar amount to be refunded to each subscriber for shares not purchased. Within five business days following receipt of said notice, the Escrow Agent shall pay to each subscriber the dollar amount so specified from the Escrow Funds, without interest or deduction.

     9. The Cooperative may at any time inspect the records of the Escrow Agent concerning this Agreement and the escrow accounts.

     10. The Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct. Except with respect to claims based on gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the Cooperative shall indemnify and hold harmless the Escrow Agent from and against any losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement.


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     11.  The Escrow Agent shall be entitled to rely upon any order, certification, demand, notice or other writing delivered to it hereunder without being required to determined the authenticity or the correctness of any fact stated therein. The Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

     12. The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

     13. The Escrow Agent does not have any interest in the Escrow Funds held by the Escrow Agent pursuant to this Agreement. The Escrow Funds constitute trust property for the purposes for which they are held.

     14. The Escrow Agent may at any time resign as such by delivering the Escrow Funds to any successor escrow agent designated in writing by the Cooperative, whereupon the Escrow Agent shall be discharged of and from any further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier of (a) the appointment of a successor or (b) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the Cooperative. If at that time the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Funds until receipt of a designation of escrow agent or a written disposition instruction by the Cooperative.

     15. The Cooperative agrees to reimburse the Escrow Agent for all reasonable fees, expenses and disbursements of its counsel.

     16. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) received by the addressee if sent by an nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address set forth below (or to such other address as a party may designate by notice to the other party):

     If to the Cooperative:   Dakota Growers Pasta Company
                              One Pasta Avenue
                              P.O. Box 21
                              Carrington, ND  58421-0021
                              ATTN:  Thomas Friezen
                              Facsimile No. (701) 652-3552


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     If to the Escrow Agent:  Bremer Bank N.A.
                              807 Main Street
                              Carrington, ND 58421
                              ATTN:  Bradley Turner
                              Facsimile No. 701 652-2212

     17. This Agreement may be executed in one or more counterparts each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

     18. This Agreement shall be governed by the laws of the State of North Dakota without regard to conflicts of law principles.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DAKOTA GROWERS PASTA COMPANY                 BREMER BANK N.A.



By:                                          By:
   ------------------------------              --------------------------------
Title:    Vice President Finance             Title:    President





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